EXHIBIT 107

Calculation of Filing Fee Tables

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FORM S-3

(Form Type)

SONIC FOUNDRY, INC.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, Par value $0.01 per share	Rule 457(c)	10,000,000(1)	$3.235(2)	$32,350,000(3)	$92.70	$2,998.85
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$32,350,000		$2,998.85
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$2,998.85

(1) A maximum of 9,300,676 shares offered by the Company and 699,324 shares offered by the Selling Stockholders.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales price, of $3.235 as reported on the NASDAQ Capital Market on February 11, 2022.

(3) Pursuant to General Instructions I.B.6 of Form S-3, the market value of securities to be registered in this offering by the registrant will be no more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant. No securities were sold by or on behalf of the registrant pursuant to Instruction I.B.6 during the period of 12 calendar months preceding the date of this registration statement.